Exhibit 10.50

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made and entered into this 7th day of December, 2004, by and between JohnsonDiversey, Inc., a Delaware corporation (“JDI”) and Stephen Di Biase (“Employee”).

In consideration of the mutual promises and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

Employment

1.1 Position and Responsibilities. During the period of this Agreement and subject to the terms and conditions hereof, the Employee agrees to serve as Senior Vice President, Chief Scientific Officer, or such other officer position as Employee may be assigned to by the President/CEO, and to be responsible for the typical management responsibilities expected of an officer holding such position and such other responsibilities consistent with such position as may be assigned to the Employee from time to time by the President/CEO.

1.2 Place of Employment. Employee’s initial principal place of employment shall be 8310 16th Street, Sturtevant, Wisconsin.

1.3 Duties. During the Period of Employment, the Employee shall devote all of Employee’s business time, attention and skill to the business and affairs of the Company and its subsidiaries, except, so long as such activities do not unreasonably interfere with the business of the Company or diminish the Employee’s obligations under the Agreement, that Employee may (i) participate in the affairs of any governmental, educational or other charitable institution, or engage in professional speaking and writing activities, or (ii) serve as a member of the board of directors of other corporations, and in either case, the Employee shall be entitled to retain all fees, royalties and other compensation derived from such activities in addition to the compensation and other benefits payable to him under this Agreement; and provided further, that the Employee may invest Employee’s personal or family funds in any form or manner he may choose that will not require any services on Employee’s part in the operation of or the affairs of the entities in which such investments are made. The Employee will perform faithfully the duties consistent with Employee’s position and which may be assigned to Employee from time to time by the President/CEO.

ARTICLE II

Term and Termination

2.1 Term. Employee’s employment under this Agreement shall commence on September 7, 2004, shall be at will, and may be terminated by formal or informal action of the President/CEO at any time for any reason not prohibited by law.

2.2 Resignation or Termination for Cause. If Employee should resign Employee’s employment, or if the President/CEO should terminate Employee’s employment for cause, Employee shall not be entitled to any compensation or remuneration other than such amounts and benefits as Employee is eligible to receive under JDI’s then prevailing policies and benefit plans and as prescribed by law. “Cause” means termination for any of the following reasons:

(a) Material breach of this Agreement.

(b) Failure to perform within the provisions of “This We Believe.”

(c) Willful misconduct, or willful violation of the law in the performance of duties under this Agreement.

ADDENDUM A

(d) Willful failure or refusal to follow reasonable, explicit, and lawful instructions or directions from the President/CEO concerning the operation of JDI’s business.

(e) Conviction of a felony.

(f) Theft or misappropriation of funds or property of JDI, or commission of any material act of dishonesty involving JDI, its employees, or business.

(g) Appropriating any corporate opportunity of JDI, unless the transaction was approved in writing by the President/CEO following full disclosure of all pertinent details of the transaction.

(h) Breach of the fiduciary duty owed to JDI as an officer of JDI.

(i) Breach of any duty or obligation under the agreements attached as Addenda A, B and C to this Agreement.

2.3 Retirement, Death, Disability or Termination without Cause.

(a) Employee’s employment shall terminate automatically and immediately upon Employee’s Retirement or Death.

(b) Upon the President/CEO’s written determination that Employee is unable, due to a disability, to continue carrying out the duties and responsibilities of Employee’s position, Employee’s officer status will be terminated, and Employee’s employment will continue pursuant to the JDI’s applicable policies and benefits related to disabled employees. For purposes of this Agreement, “disability” means the inability of the Employee, due to a physical or mental impairment, for 120 consecutive days to perform the essential duties and functions contemplated by this Agreement with or without reasonable accommodation. A determination of disability shall be made by an independent physician selected by the President/CEO who is deemed satisfactory to the Employee, and Employee shall cooperate with the efforts to make such determination. Notice of determination of disability shall be provided by the President/CEO in writing to Employee stating the facts and reasons for such determination. Any such determination shall be conclusive and binding on the parties. Nothing in this section, however, shall be deemed to alter JDI’s duty to reasonably accommodate, if possible, any disability of Employee. Any determination of disability under this Section is not intended to affect any benefits to which employee may be entitled under any long term disability insurance policy provided by JDI or Employee with respect to Employee, which benefits shall be governed solely by the terms of any such insurance policy.

(c) If Employee’s employment is terminated as a result of Death, Employee’s estate shall, in addition to any other compensation and benefits provided by JDI policies and benefit plans then in effect, receive (1) a prorated performance bonus for the fiscal year in which the termination occurs, as described in Section 3.2, which shall be payable at the time and in the manner in which JDI normally pays such bonuses; and (2) reimbursement of expenses to which Employee is entitled under Section 3.6.

(d) If Employee’s employment is terminated as a result of Termination without Cause, Employee shall, in addition to any other compensation and benefits provided by JDI policies and benefit plans then in effect, and so long as Employee complies with all provisions of the Agreement to Respect Proprietary Rights and Noncompete and Code of Ethics, attached as Addenda B and C, respectively, receive (1) continuation of Employee’s base salary for one year; (2) a performance bonus prorated for the period worked during the year in which the termination occurs, as described in Section 3.2; and (3) a performance bonus at the target level for the one-year salary continuation period.

ADDENDUM A

ARTICLE III

Compensation

3.1 Base Salary. The Company agrees to pay the Employee an initial base salary (“Base Salary”) of $285,000. Such Base Salary shall be payable according to the customary payroll practices of the Company. The Employee shall be considered for an increase in Base Salary effective on the payroll date nearest April 1 of each contract year.

3.2 Performance Bonus. The Employee shall be eligible to receive, at the discretion of the Board of Directors Compensation Committee, a Performance Bonus in accordance with the terms of the Performance Bonus Opportunity Plan. The Employee’s target bonus is 50% of the base salary as of the last day of the fiscal year. Depending on achievement of objectives, this amount can range between 0% and 100% of the target. The Performance Bonuses are paid after approval by the Board of Directors Compensation Committee of the Company.

3.3 Long Term Incentive Plan. As provided in the Commercial Markets Holdco, Inc. Long Term Equity Incentive Plan, as amended from time to time (the “LTIP”), the awards of stock options granted pursuant to the LTIP shall be in the sole discretion of the Board of Directors Compensation Committee which administers the LTIP. In the event of termination for any reason other than Retirement, Death, Termination for Cause or Resignation, the Compensation Committee of the Board of Directors will determine the vesting treatment of the Stock Options Employee was granted.

3.4 Ownership Requirements. The Employee will be expected to build real ownership in the Company’s stock equal to one and one-half times Employee’s base salary by at least September, 2011.

3.5 Deferred Compensation Plan. The Employee shall be eligible to participate in the Company’s Deferred Compensation Plan.

3.6 Flexible Spending Account. Employee shall be entitled to an annual Flexible Spending Account of $7,500 to be used for annual country club dues, financial planning, tax advice/preparation, estate planning, legal fees associated with estate and/or property matters, automobile lease, automobile payments (monthly payments only), and health club membership.

3.7 Benefits. Employee shall be entitled to participate in all benefit programs which JDI from time to time may make available to other executive level employees in the Employee’s assigned country for benefit purposes. Employee shall have no vested rights in any such programs except as expressly provided under the terms thereof. JDI expressly reserves the right in its sole discretion to terminate or modify any such programs at any time and from time to time.

ARTICLE IV

Miscellaneous

4.1 Entire Agreement. This Agreement sets forth the entire agreement between the parties relating to the subject matter hereof and supersede all prior agreements between the parties relating to the subject matter hereof.

4.2 Waiver of Breach. The waiver by a party of the breach of any provision of this Agreement shall not be deemed a waiver by said party of any other or subsequent breach.

4.3 Assignment. This Agreement shall not be assignable by JDI without the written consent of Employee; provided, however, that if JDI shall merge or consolidate with or into, transfer substantially all of its assets, including goodwill, to another corporation or other form of business organization, this Agreement shall be binding upon and shall inure to the benefit of the successor corporation in such merger, consolidation or transfer. Employee may not assign, pledge or encumber any interest in this Agreement or any part thereof without the written consent of JDI.

ADDENDUM A

4.4 Disputes. Any dispute or controversy arising from or relating to this Agreement shall be submitted to and decided by binding arbitration in the State of Wisconsin, USA. At the request of either JDI or Employee, arbitration proceedings will be conducted in the utmost secrecy; in such case, all documents, testimony and records shall be received, heard and maintained by the arbitrator(s) in secrecy, available for inspection only by JDI or by the Employee and by their respective attorneys and experts who shall agree, in advance and in writing, to receive all such information in confidence and to maintain such information in secrecy until such information shall be generally known. The parties shall share all expenses of arbitration equally.

4.5 Limitation on Claims. Any claim or controversy otherwise arbitrable hereunder shall be deemed waived, and no such claim or controversy shall be made or raised, unless a request for arbitration thereof has been given as provided below to the other party in writing not later than six months after the date on which the facts giving rise to the claim or controversy first arose.

4.6 Notices. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy or facsimile, by overnight courier, or seven days after being mailed by first-class mail, postage prepaid and return receipt requested in each case to the applicable addresses set forth below:

If to Employee:	Steve Di Biase
Sr. Vice President, Chief Scientific Officer
JohnsonDiversey, Inc.
8310 16th Street – MS 510
P.O. Box 902
Sturtevant, WI 53177-0902

If to JDI:	JoAnne Brandes
Executive Vice President, Chief Administrative Officer,
General Counsel & Secretary
JohnsonDiversey, Inc.
8310 16th Street – MS 510
P.O. Box 902
Sturtevant, WI 53177-0902

or to such other address as such party shall have designated by written notice so given to each other party.

4.7 Amendment. This Agreement may be modified only in writing, signed by both of the parties. Headings included in this Agreement are for convenience only and are not intended to limit or expand the rights of the parties hereto.

4.8 Severability. If any provision of this Agreement is determined to be invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision, shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed therein.

4.9 Incorporation of Terms. The introductory language and recitals set forth above, and Addenda A, B and C attached hereto, are incorporated by reference as a part of this Agreement.

4.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, USA (regardless of such State’s conflicts of law principles).

ADDENDUM A

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

JOHNSONDIVERSEY, INC.

By	/s/ JoAnne Brandes
JoAnne Brandes, Executive Vice
President, Chief Administrative Officer,
General Counsel & Secretary

/s/ Stephen Di Biase
Stephen Di Biase

ADDENDUM A

JOHNSONDIVERSEY, INC.

Award of Stock Options

I am pleased to inform you that 1,350 Stock Options have been awarded to you under the Commercial Markets Holdco, Inc. Long Term Equity Incentive Plan (“LTIP”) as amended and restated. This award is subject to the following terms and conditions:

1.	The acceptance and signature confirming the terms outlined in your Employment Agreement.

2.	The Exercise Price of the Stock Options is $136.79.

3.	The issuance date of the stock options will be within two weeks of receiving your signed Employment Agreement. The vesting period for the Stock Options will lapse September 6, 2008 if you continue to be employed the Company or a Subsidiary until that date. However, the vesting period may be accelerated in accordance with Section 4 or 6 below. Vested Stock Options shall be exercisable for a 7-year period from the date of grant.

4.	If your employment relationship with the Company or a Subsidiary terminates due to Death or Retirement, your Stock Options will vest in full. You will receive instructions regarding the exercise of vested options.

5.	If your employment is Terminated for Cause or you resign prior to the Vesting Date of the Stock Options, all of the Stock Options will be forfeited. Termination for Cause means termination for any of the following reasons:

a.	Failure to perform within the provisions of “This We Believe.”

b.	Willful misconduct, or willful violation of the law in the performance of duties under these provisions.

c.	Willful failure or refusal to follow reasonable, explicit, and lawful instructions or directions from the Chairman or President concerning the operation of JohnsonDiversey’s business.

d.	Conviction of a felony.

e.	Theft or misappropriation of funds or property of JDI, or commission of any material act of dishonesty involving JDI, its employees, or business.

f.	Appropriating any corporate opportunity of JDI, unless the transaction was approved in writing by the Chairman or President following full disclosure of all pertinent details of the transaction.

g.	Breach of fiduciary duty owed to JDI as an executive of JDI.

6.	In the event of termination for any reason other than Retirement, Death, Termination for Cause, or Resignation, the Compensation Committee of the Board of Directors will determine the vesting treatment of the Stock Options you were granted.

7.	Vested stock options may be exercised by giving notice to the company of the number of shares being exercised accompanied by full payment of the exercise price in cash made in US dollars or such other form of payment as the committee shall permit.

8.	Employee will have no rights as a stockholder with respect to shares subject to Stock Options unless and until they are exercised and Company Shares are actually issued to the Employee.

9.	The Stock Options are not transferable except by the laws of descent and distribution upon the death of the Employee.

ADDENDUM A

10.	The Employee shall hold all Company Shares acquired through the exercise of Stock Options for at least 6 months from the date such Stock Options were exercised.

11.	The Company shall have the option, pursuant to Article 7 of the LTIP, to repurchase all Company Shares upon Employee’s termination of employment. The purchase price shall be the price determined pursuant to Article 7 of the LTIP at the most recently computed Cash Flow Return on Investment value (“CFROI”). Company shares may not be transferred except pursuant to Section 7.02 of the LTIP. An appropriate legend shall be placed on the Company shares identifying them as subject to its provisions of the LTIP.

12.	Employee acknowledges the Committee’s authority with respect to the LTIP, including the Committee’s authority to interpret the LTIP. Employee also acknowledges the Committee’s determination of the Company’s value based on CFROI.

13.	The Company shall have the authority to deduct or withhold, or require Employee to remit to the Company an amount sufficient to satisfy taxes required by law to be withheld with respect to any exercise of Employee’s rights under these provisions.

14.	This award is voluntary and discretionary, being made on a one-time basis and it does not constitute a commitment to make any future awards.

15.	This award and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law.

16.	Nothing in this agreement will give you any right to continued employment with the Company or any Subsidiary, or interfere in any way with the right of the Company or any Subsidiary to terminate your employment.

17.	Information about you and your award of Stock Options may be collected, recorded and held, used and disclosed for any purpose related to the administration of the award. You understand that such processing of this information may need to be carried out by the Company and its Subsidiaries and by third party administrators whether such persons are located within your country or elsewhere, including the United States of America. You consent to the processing of information relating to you and your receipt of the Units in any one or more of the ways referred to above.

18.	If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision in any other person or circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

19.	This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Wisconsin, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

20.	This award is subject to the terms and conditions of the Plan. Capitalized terms used in this letter agreement and not otherwise defined have the meanings assigned to them in the Plan. By signing below you acknowledge receipt of a copy of the Plan and acceptance of all of the terms of this award.

Accepted this 7th day of December, 2004.

/s/ Stephen Di Biase

Stephen Di Biase

ADDENDUM B

JOHNSONDIVERSEY, INC.

AGREEMENT TO RESPECT PROPRIETARY RIGHTS AND NONCOMPETE

Officer Level Employee

JohnsonDiversey, Inc. (“JohnsonDiversey”) and its predecessors, subsidiaries and affiliates have prospered for many years by continuously developing new products, services, markets, and industry knowledge. The ability to satisfy our customers needs with products and services superior to our competitors is critical to our success. JohnsonDiversey is committed to continuing this heritage of strong research and development efforts. However, JohnsonDiversey is also aware that competitors seek out JohnsonDiversey’s proprietary information and seek to minimize the competitive advantages gained for the efforts of our own employees.

JohnsonDiversey is committed to protecting its exclusive legal rights to use proprietary information developed by its employees and agents as well as proprietary information of its subsidiaries and affiliates. Failure to vigorously assert these rights where appropriate would amount to a failure to preserve our corporate assets for the benefit of our employees, related companies, shareholders and their families. In addition, JohnsonDiversey (including its subsidiaries and affiliates) has entered into agreements with many third parties, such as customers, suppliers, licensors/licensees and contractors (“Business Partners”), that require employees to protect the proprietary and confidential information supplied by these entities. JohnsonDiversey expects and requires that all employees will strictly adhere to “Standards of Conduct”, as described below, in order to protect JohnsonDiversey’s and its Business Partners’ proprietary rights. The Standards of Conduct apply during employment with JohnsonDiversey and during specified time periods following termination of employment.

Standard 1: Upon request by JohnsonDiversey, during employment and thereafter, Officer will return all records or documents, including computer generated or stored records, products, and other tangible items, as well as any and all copies of any records or documents, containing, comprising, or relating to JohnsonDiversey’s (including its subsidiaries, and affiliates) or business Partners’ “Confidential Information” or “Trade Secrets” which Officer creates or obtains at any time during Officer’s employment with JohnsonDiversey.

Standard 2: During the term of employment and for a two (2) year period immediately following termination of employment for whatever reason, Officer will neither appropriate, disclose, or transfer to, nor publish or use for any reason any “Confidential Information” which Officer created or acquired during the period of Officer’s employment except for disclosures or transfers to (a) current JohnsonDiversey employees and JohnsonDiversey-authorized agents, including those of the subsidiaries and affiliates of JohnsonDiversey, or (b) JohnsonDiversey-authorized Business Partners, with a clear need to know for the benefit of JohnsonDiversey. For the purposes of this Standard of Conduct, “Confidential Information” means information pertaining to JohnsonDiversey business activities (including its subsidiaries, and affiliates) which is not generally known by JohnsonDiversey competitors or the public and does not qualify as a “Trade Secret”. “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique or process to which all of the following apply: 1. The information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use or, 2. The information is the subject of efforts to maintain its secrecy that are reasonable under the circumstances.

Standard 3: Officer understands that Officer may create or obtain information qualifying as a “Trade Secret” as defined by Standard 2, such as a formula, pattern, compilation, program, device, method, technique or process which has economic value to JohnsonDiversey and is not readily ascertainable by competing organizations. JohnsonDiversey has exclusive ownership rights to any such Trade Secrets. So long as any such information retains its character as a legal Trade Secret, Officer will neither appropriate, disclose, or transfer to, nor publish or use any such information except for disclosures or transfers to (a) current JohnsonDiversey employees and JohnsonDiversey-authorized agents, including those of the subsidiaries and affiliates of JohnsonDiversey, or (b) JohnsonDiversey-authorized Business Partners, with a clear need-to-know for the benefit of JohnsonDiversey.

ADDENDUM B

Standard 4: Officer will not in any unauthorized manner appropriate, disclose, transfer, publish, or use any “Confidential Information” or “Trade Secret” information provided to JohnsonDiversey (including its subsidiaries, and affiliates) by a Business Partner during the term specified in the agreement(s) between the Business Partner and JohnsonDiversey (including its subsidiaries, and affiliates). Officer may contact JohnsonDiversey’s Law Department to verify the type of information characterized as confidential or trade secret by the Business Partner and the time period covered by such an agreement as well as to determine the specific restrictions placed on such information by such an agreement.

Standard 5: During employment with JohnsonDiversey and for a two (2) year period immediately following termination of employment, for whatever reason, Officer will not indirectly, or by assisting others, recruit, solicit, hire, employ, or endeavor to employ any JohnsonDiversey employee, including employees of JohnsonDiversey’s subsidiaries and affiliates, with whom Officer had material contact during Officer’s employment with JohnsonDiversey.

Standard 6: Among other things, an Officer receives access to a significant amount of JohnsonDiversey business and technical Confidential Information and Trade Secrets during employment with JohnsonDiversey. Those employees having contact with customers of JohnsonDiversey additionally obtain valuable information about their personnel, product needs, business plans, locations and the like which is established and maintained at great expense. During employment with JohnsonDiversey and for an eighteen (18) month period immediately following termination of employment for whatever reason, Officer will not perform work or services similar to those performed for JohnsonDiversey during Officer’s most recent three (3) years of the term of employment as an employee of JohnsonDiversey, directly or indirectly, as an owner, partner, shareholder (except of 1% or less of any class of outstanding securities listed in any national securities exchange or actively traded in an over-the-counter market), employee, agent, advisor or consultant for either any active competitor of JohnsonDiversey or for any supplier to an active competitor of JohnsonDiversey in the market of, as applicable to Officer’s duties with JohnsonDiversey, (a) involving polymer products of the type provided by JohnsonDiversey, or (b) involving commercial/industrial maintenance products and services of the type provided by JohnsonDiversey, its divisions, or by its subsidiary companies. Those employees having substantial contact with JohnsonDiversey’s customers will not for an eighteen (18) month period immediately following termination of employment directly or indirectly, either individually or as an employee, agent, partner, shareholder, consultant or in any other capacity, canvas, contact, solicit or accept any customers of JohnsonDiversey with whom the Officer had contact with or responsibility for on behalf of JohnsonDiversey during the most recent three (3) years of the term of employment for the purpose of selling products or services similar to or competitive with those offered or sold to such customers on behalf of JohnsonDiversey during the term of Officer’s employment by JohnsonDiversey.

Standard 7: All discoveries, improvements, ideas and developments (“Developments”), trademarks and copyrights which Officer, alone or jointly with others, conceives, makes or acquires during Officer’s employment with JohnsonDiversey, whether during or after regular working hours, that are directly or indirectly related to any business or activity in which JohnsonDiversey is engaged at the time Officer conceives, makes, or acquires such Developments, trademarks and copyrights are the exclusive property of JohnsonDiversey. Any Officer rights to any legal interest in these Developments, trademarks and copyrights are expressly assigned to JohnsonDiversey, and, as applicable, shall be deemed to be “works for hire”. Furthermore, Officer agrees to promptly disclose any and all such Developments, trademarks, and copyrights and will execute and deliver to JohnsonDiversey any instruments JohnsonDiversey requests to permit JohnsonDiversey to acquire, maintain or enforce any patents covering such Developments, trademark registrations or copyrights in the united States or foreign countries, all at JohnsonDiversey’s expense.

Officer appreciates that JohnsonDiversey should not be compelled to use Company financial resources to enforce the obligations contained in these Standards of Conduct. Officer, therefore, agrees that should a court conclude that Officer violated any obligation contained in these Standards of Conduct, JohnsonDiversey (including subsidiaries, and affiliates) should recover from Officer all costs incurred by JohnsonDiversey in enforcing the obligation or obtaining relief from any such breach.

ADDENDUM B

In the event JohnsonDiversey is compelled to take legal action to enforce the terms of this Agreement, the initiation of such action shall toll the time periods running under this Agreement and the tolling shall continue until a final decision no longer subject to appeal is rendered.

JohnsonDiversey may at its sole discretion elect to have any dispute arising under this Agreement decided by binding arbitration in order to protect the confidentiality of its trade secrets. In that event, Officer will agree to binding arbitration in accordance with the practices and procedures of the American Arbitration Association or such similar rules, suitably modified, as JohnsonDiversey may select.

These Standards of Conduct are not intended to unnecessarily or unreasonably prevent Officer from obtaining other employment in a lawful profession, trade, or business. The Standards of Conduct are also not intended to conflict with any applicable legal standards. Officer is not prohibited from becoming employed by a competing business so long as Officer observes the obligations set forth in these Standards of Conduct.

Each Standard of Conduct constitutes an independent obligation and therefore the existence of any claim or cause of action against JohnsonDiversey will not constitute any defense to enforcement of these Standards of Conduct. If the applicable law does not permit reformation since each Standard of Conduct is fully separable and divisible, any provision deemed unenforceable shall be separated and in no way diminish the validity and enforceability of the remaining Standards of Conduct. JohnsonDiversey’s indulgence or failure to enforce a particular breach of Officer’s responsibilities under this document shall not be deemed to be a waiver of JohnsonDiversey’s rights to enforce a subsequent breach of the same or a different type.

Should Officer have any questions regarding any standard, Officer should feel free to communicate those questions to the Human Resources Department. By signing this document, Officer acknowledges that Officer has received a copy of it, that Officer understands and fully intends to comply with these Standards of Conduct, and that Officer will provide a copy of this document to any potential new employer prior to accepting a position with a new employer.

This Agreement and the rights and obligations therein may be assigned by JohnsonDiversey to a successor in interest of the business of JohnsonDiversey for which the Officer chooses to be employed and the terms of this Agreement shall continue to apply for the benefit of all such successors in interest for which the Officer chooses to be employed. Such assignment will not relieve the Officer of his/her obligations to JohnsonDiversey and any other assigning employer under this Agreement and those obligations shall continue to apply for their full term as set forth in this Agreement.

The obligations contained in this Agreement should be governed by, construed and enforced in accordance with the laws of the United States.

Officer acknowledges that this Agreement has been provided to Officer in a language Officer fully understands. If this language is not English, then the translation is a translation of the English version of this Agreement. Officer agrees that the English version of this Agreement will be controlling in any and all disputes or questions arising between JohnsonDiversey and Officer related to this Agreement.

As a condition of continued employment, the compensation therefore, the grant of Stock and Stock Options in Commercial Markets Holdco, Inc., the ability to purchase shares in the future and such other compensation benefits uniquely available to Officers of JohnsonDiversey, Officer agrees to faithfully comply with the Standards of Conduct and other terms contained in this document.

/s/ Stephen Di Biase	/s/ Stephen Di Biase
WITNESS	OFFICER SIGNATURE

Stephen Di Biase	Stephen Di Biase
PRINTED NAME OF WITNESS	PRINTED NAME OF OFFICER

December 7, 2004	December 7, 2004
DATE	DATE

ADDENDUM C

JOHNSONDIVERSEY, INC.

CODE OF ETHICS AND BUSINESS CONDUCT

I. GENERAL

This Code of Ethics and Business Conduct describes the basic principles of Ethics and Conduct that we share as officers and employees of JohnsonDiversey, Inc. and its subsidiaries and affiliates. This Code also applies to our directors and should be provided to our agents and representatives, including consultants. This Code supplements the philosophy set forth in “This We Believe” and is intended to provide guidance and general direction concerning laws, policies and ethical standards that affect our everyday business practices and behavior. Violation of this Code, including any failure to disclose a reportable matter, may result in disciplinary action, including dismissal.

No general discussion, such as this, can provide precise direction for all circumstances. Therefore, each company must be aware of and comply with applicable laws, both within and outside the United States. However, if this Code or Company policy establishes a higher standard than the law, then we will comply with this Code or Company policy. The words “Company,” “JohnsonDiversey,” “us,” or “our” in these guidelines means JohnsonDiversey, Inc. and its subsidiaries, affiliates and joint ventures in which the Company has a controlling interest or is the managing agent. The word “employee” means all employees, officers and directors of the Company unless otherwise specifically indicated.

Any employee having a question or concern about any information contained in this Code, in corporate policy documents or as to the applicability of any law should discuss the matter with his or her supervisor or with a member of the Law Department.

II. COMPLIANCE WITH LAWS

All employees shall conduct their activities so as to comply fully with all laws (including rules and regulations) of the countries in which they operate, unless on advice of counsel, compliance with United States law requires otherwise.

•	Should a conflict arise between foreign and U.S. laws, or with Company policy, immediately seek advice from your supervisor and the Law Department but always seek to act in accordance with the ethical standards described in this Code.

The Company recognizes the obligation to be a good corporate citizen in all countries in which it does business. This means compliance with local laws (including rules and regulations) and business ethical standards. Certain laws are specifically addressed in this Code because they have particular applicability to our business at large (such as Antitrust and Securities laws and laws involving payments to foreign officials). However, the fact that a law is not specifically addressed in this Code is not an indication that compliance is of lesser importance.

Occasionally there may be a conflict between the laws of one country and those of the United States or the Company’s policies. As an example, the United States Anti-boycott Laws and Regulations apply to all products sold directly and indirectly by U.S. corporations and their foreign subsidiaries which purchase goods from the U.S. for resale. Many business practices relating to boycotts that are legal in many foreign countries are, nonetheless, illegal under U.S. law and can lead to prosecution. In this instance, where it applies, U.S. law will be followed but employees should seek advice from their supervisor and the Law Department.

III. CONFLICTS OF INTEREST

Employees must always strive to act in the best interest of the Company and to avoid allowing personal considerations or outside relationships to interfere with the Company’s interests.

•	Do not use your Company position for your personal advantage or that of relatives or friends.

•	When an actual or potential conflict arises, immediately report it to your supervisor, a Company officer, or subsidiary Managing Director.

ADDENDUM C

Employees have a responsibility to always act in the best interest of the Company without favor or preference to third parties based on personal considerations. Employees should avoid any situation where the individual could use his or her position for personal advantage, or the actual or potential detriment of the Company. Real or perceived conflicts can arise if the employee, or any member of his or her immediate family:

•	Is associated in any employment capacity (director, agent, employee, consultant) with any enterprise that is presently a competitor, customer or supplier of the Company;

•	Influences or directs the Company to do business with a friend or relative (including members of one’s extended family) on other than an arm’s-length basis; or

•	Has a controlling interest in, or substantial stock ownership in, an actual or potential customer, supplier or competitor, except for public, widely held securities where the amount the employee holds is insignificant in relation to the total amount of publicly held securities of that company.

In addition, United States Federal law prohibits loans to directors and executive officers (i.e., vice-president or above). Loans to, or guarantees of obligation of, other employees and their family members may create a conflict of interest and must therefore be approved by a Senior Manager or the Law Department.

Any waiver of this conflict of interest policy for a director or executive officer may only be made by our Board or a committee of our Board, and any such waiver will be promptly disclosed to the public. All transactions that pose a conflict of interest for other employees are prohibited unless a waiver is obtained from a senior manager.

Where an actual or potential conflict exists, the person having the conflict must disclose the situation to his or her supervisor who will report it to a Company officer or a subsidiary Managing Director. Situations which remain uncertain should be reported to the Law Department for evaluation.

IV. RECORD KEEPING AND ACCOUNTING PRACTICES

The Company’s financial records and reports must be accurate and reliable as defined by generally accepted principles of accounting and other applicable requirements.

•	All of our books, records, accounts and financial statements are maintained in reasonable detail, appropriately reflect our transactions and conform to both applicable legal requirements and our system of internal controls.

•	Do not make false or misleading entries in Company books or accounts.

•	Do not establish or maintain secret or unrecorded funds or assets.

•	Disclose any false or misleading entries identified immediately.

•	Communicate in a timely manner to the Controller or CFO any material events that could have an unfavorable impact on the Company financial statements.

The Company will maintain accounting and internal control systems and records, consistent with generally accepted accounting practices, as well as all applicable laws and regulations, in order to provide reasonable assurance that Company assets are safeguarded against loss, and that Company financial records are reliable for preparing financial statements.

No fraudulent, false or misleading entries shall be made for any reason in the books or accounts of the Company and all entries should contain an appropriate description of the underlying transaction.

ADDENDUM C

In addition, particular care must be taken in dealing with external audit firms. All persons covered by this policy having interaction with the Company’s external auditors must:

•	Maintain an “arms-length” relationship with the Company’s external auditors;

•	Not offer employment to any member of an external audit firm providing services to the Company without the prior approval of the Audit Committee of the Company’s Board of Directors (for a senior management position) or the Company’s Chief Financial Officer (for all other positions);

•	Not engage the Company’s existing external audit firm to perform any non-audit work without the prior approval of the Audit Committee;

•	Not accept any goods, services or cash in exchange for the award of Company business; and

•	Disclose all payments made to the outside auditors to the Audit Committee

If any employee of the Company has concerns or complaints regarding questionable accounting or auditing matters of the Company, or any substantive internal controls issues, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to senior management of the Company for resolution and, if such resolution is not acceptable, to submit such concern or complaint directly to the Audit Committee of the Board of Directors which will (subject to its duties arising under applicable law, regulations and legal proceedings), treat such submissions confidentially. Such submissions should be directed to the attention of the Audit Committee through a secure website (or through written communication to the Audit Committee, sent to Irene Esteves, Audit Committee Chairperson, in care of Scott Putnam, Director of Internal Audit, JohnsonDiversey, Inc., 8310 16th Street, Mail Station 555, Sturtevant, Wisconsin 53177). The website is:

http://intranet.johnsondiversey.com/JDIntranet/JDIntran.nsf/viewProductionTitle/Safeguarding%20Our%20Company_English

V. PUBLIC REPORTING

We are a public reporting company and as a result file reports and other documents with the United States Securities and Exchange Commission (“SEC”) relating to our debt securities. We also issue press releases and make other public statements that include financial and other information about our business, financial condition and results of operations.

•	We endeavor to make full, fair, accurate, timely and understandable disclosure in reports and documents we file with, or submit to, the SEC and in our press releases and public communications.

The laws and regulations applicable to filings made with the SEC, including those applicable to accounting matters, are complex. While the ultimate responsibility for the information included in these reports rests with senior management, numerous other employees participate in the preparation of these reports or provide information included in these reports. We maintain disclosure controls and procedures to ensure that the information included in the reports that we file or submit to the SEC is collected and communicated to senior management in order to permit timely disclosure of the required information to the public.

If you are requested to provide, review or certify information in connection with our disclosure controls and procedures, you must provide the requested information or otherwise respond in a full, accurate and timely manner. Moreover, even in the absence of a specific request, you should report through the appropriate finance or legal contacts any material information that you believe should be considered for disclosure in our reports to the SEC. If you become aware of any new information that could materially impact the accuracy of the data you have submitted for inclusion in any public disclosure, you should immediately inform senior finance management of the Company, including the Corporate Controller and the Chief Financial Officer.

VI. INSIDER TRADING

Although the Company’s stock is not publicly traded, its debt securities are publicly traded. Employees must be aware of instances, such as trading on inside information, in which the United States securities laws can apply to their business activities and even private investment decisions. Company employees are required to comply with all U.S. securities laws.

ADDENDUM C

•	If you have material, non-public information about the Company, you must refrain from trading Company debt securities until that information is made public.

•	You must refrain from discussing or disclosing any material, non-public information regarding the Company with or to any third party (including members of your family).

•	If you have “insider” information about customers, suppliers or public entities doing business with the Company, you must refrain from trading in that company’s securities until the information is made public.

•	You may not provide insider information to a third party, e.g., as a security trading “tip.” Even the mere advice to buy or sell a security could be unlawful, if based on insider information.

All requests for financial information or other non-public information regarding the Company, its plans or its performance must be referred to an Investor Relations contact person or to the public information published on the Company’s website (www.johnsondiversey.com).

Questions regarding specific situations should be referred to the Law Department.

VII. BUSINESS PRACTICES

Employees are expected to use sound ethical judgment in all their business activities and to avoid even the appearance of bribery or other improper conduct, in connection with accepting or giving gifts and entertainment.

•	Do not give or accept bribes or kickbacks.

•	Give only gifts of nominal value in accordance with local custom.

•	Do not personally take opportunities that are discovered through the use of Company property, information or position without the prior consent of our Board.

•	Our employees are prohibited from competing with the Company.

•	You or your family may not accept a gift that would embarrass or damage the Company or influence your business decisions.

Bribes and Kickbacks: Company employees, directly or indirectly, will not make or accept any payments or, anything else of value that could reasonably be construed to be in the nature of a bribe or kickback or other payment to or for the personal benefit of an individual rather than his employer; nor will Company employees use any agent, consultant or other third party to make such payments on behalf of the Company.

Giving Business Gifts: A business gift of nominal value (1% of employee’s base monthly salary up to a maximum of US $100) may be given to a non-employee only when: (a) such an action is in accordance with generally accepted standards of business ethics in the location of the recipient; (b) there is no reason to believe that the receipt of such gift would violate the recipient’s employer’s policies; and (c) the payments are consistent with applicable law, including the Foreign Corrupt Practices Act.

Acceptance of Gifts: No employee or member of his or her immediate family may accept any gift from a third party which might place the employee or the Company in a difficult, prejudicial or embarrassing position, or which might influence the employee’s judgment in performing his or her duties. Gifts of nominal value (1% of employee’s base monthly salary up to a maximum of US $100) may be accepted if they are customary in the particular business situation and not in violation of applicable law.

ADDENDUM C

Reporting Obligations: When local custom makes it difficult or embarrassing for an employee to decline a gift of more than nominal value, or any gift of cash regardless of the amount, the employee should report the receipt to the appropriate management level and the gift may then become the property of the Company. If there is any doubt in this regard, the gift should be reported.

Meals, Transportation and Entertainment: Employees must ensure that any meals, transportation or entertainment provided to, or accepted from, people the Company does business with are reasonable and appropriate for the occasion, and are handled in accordance with the highest ethical standards. Normal business entertainment, such as lunch or dinner, may be accepted or received, but if done more than occasionally, it should be on a reciprocal basis. Extended outings, overnight stays, extensive travel and other extraordinary or lavish entertainment must have prior approval from two management levels above the employee (or the Chairman, President/CEO or Regional President, in the case of an officer) involved before being accepted by an employee or their family or given by an employee.

VIII. PAYMENTS TO OFFICIALS

Under the Foreign Corrupt Practices Act, it is a violation of United States law to give money or anything else of substantial value to a foreign official in order to obtain or retain business.

•	Do not give payments or items of value directly or indirectly to a government official to influence that person’s discretionary decisions or acts.

No Company employee (including non-U.S. employees and employees of its controlled subsidiaries) shall make any payments or give anything of value, including lavish entertainment or travel, to a government official in an attempt to have that official act on the Company’s behalf for the purpose of:

•	Obtaining or retaining Company business;

•	Influencing any discretionary act or decision by the government; or

•	Providing the Company with benefits it is not otherwise entitled to receive.

Company employees will not use any agent, consultant or third party to make any payment or other transfer in violation of this provision. This does not preclude the use of a legitimate agent or business broker who receives an appropriate fee in return for assistance in obtaining business or purchasing property.

IX. ANTITRUST LAWS

The antitrust or competition laws of the United States and other countries are designed to preserve free and open competition in the marketplace by preventing certain restrictive agreements among competitors and other anti-competitive practices. All JohnsonDiversey employees should comply fully with the applicable laws and immediately seek legal assistance from the Law Department whenever concerns arise.

•	Never agree with a competitor to “fix” prices or allocate territories or customers. Do not remain in the presence of competitors’ employees if such matters are discussed.

•	Except under proper circumstances (trade associations, etc.) seek guidance from the Law Department before having contact with a competitor’s employees.

No employee may enter into any understanding or agreement, express or implied, with a competitor of the Company regarding: (a) prices; (b) terms or conditions of sale; (c) allocation of markets, customers or territories; or (d) refusal to deal with, or participation in a boycott of, any customer or supplier. Agreements with competitors concerning discounts, promotional payments, rebates and almost anything else that would affect the price of the product are also prohibited. So strict is this prohibition and so costly is a violation that an employee should not even remain in the presence of any employees or competitors who are discussing such matters.

ADDENDUM C

The antitrust/competition laws also forbid agreements with customers including distributors as to the minimum prices at which they sell our products.

Other areas of potential antitrust concern include tie-in sales whereby a customer must buy one product in order to get another; exclusive dealing arrangements whereby the customer or supplier can buy from or sell to only one party; and price discrimination whereby prices, terms and conditions of sale are not available to all competing customers on proportionally equal terms. This does not mean such transactions are always illegal. In fact, they often are legitimate business tools, but they become unlawful if they reduce competition. They are listed here to signal the need for special legal consideration.

It is especially important that sales and marketing employees be familiar with the antitrust/competition laws and Company policies which describe business practices acceptable to the Company. However, many other employees of the Company can be affected by these laws and all should strive to be sensitive to potential antitrust/competition issues.

Contact with competitors by Company employees is discouraged, except at trade association meetings and under other proper circumstances. Employees should avoid situations which could reasonably appear to involve an inappropriate agreement or other conduct as judged by an objective third party.

X. CONFIDENTIAL INFORMATION AND PROTECTION OF COMPANY ASSETS

All employees are required to protect confidential business information belonging to the Company or to third parties where such information is received pursuant to an agreement regarding confidentiality or under circumstances indicating an expectation of confidentiality and to report or avoid any loss of Company assets.

•	All information about the Company should be considered confidential unless published or otherwise legally disclosed outside the Company.

•	Confidential information may be disclosed outside the Company only under assurance that it will be properly protected.

•	Immediately report any suspected incident of fraud or theft.

Protection of confidential business information and Company assets enhances our ability to compete successfully in the marketplace.

It is important that the release of Company confidential information be controlled so that (a) the operations of the Company are not adversely affected; and (b) employee privacy is respected. All information about the Company should be considered confidential unless it is known to have been published or otherwise disclosed to persons outside the Company with no assurance of confidentiality. This includes information disclosed to the Company by an outsider under a secrecy agreement.

Company confidential information will be disclosed outside the Company only: (a) by employees specially authorized to do so; (b) when it is in the best interest of the Company and its employees; and (c) under appropriate assurances that the recipient will protect it.

Theft, carelessness, and waste of Company assets have a direct impact on our profitability and should be avoided. Any suspected incident of fraud or theft should be immediately reported (anonymously, confidentially or otherwise) to senior management of the Company for resolution and, if such resolution is not acceptable, the incident should be submitted directly to the Audit Committee of the Board of Directors (which will, subject to its duties arising under applicable law, regulations and legal proceedings), treat such submissions confidentially. Such submissions should be directed to the attention of the Audit Committee through a secure website located at

http://intranet.johnsondiversey.com/JDIntranet/JDIntran.nsf/viewProductionTitle/Safeguarding%20Our%20Company_English.

ADDENDUM C

XI. SAFETY AND ENVIRONMENAL PROTECTION AND PRODUCT QUALITY

JohnsonDiversey is committed to providing a safe workplace for its employees and safe products for its customers. All employees are responsible for helping to meet these goals.

•	Adhere strictly to all applicable laws and standards on environmental protection and, where the Company’s policies exceed applicable legal standards, to such policies.

•	Address any questions on compliance to a supervisor and, if necessary, the Law Department.

Each employee is expected to perform his or her work in a safe manner in compliance with all applicable occupational safety and health regulations.

Company policy requires adherence to all applicable laws and other governmental and industry standards for protection of the environment.

Each employee is responsible for maintaining a high standard of integrity and quality of the Company’s products. Compliance with Company manufacturing guidelines and standards is mandatory.

Legal requirements in these fields are highly complex, and it is each employee’s responsibility to be familiar with such requirements insofar as they are applicable to his or her areas of responsibility. The Company is responsible for producing the resources and training necessary to assist the employee in this arena. All questions or compliance should be addressed to one’s supervisor and, if necessary, to the Law Department.

XII. DISCRIMINATION AND HARASSMENT

JohnsonDiversey is committed to providing a workplace free of illegal discrimination and harassment.

•	Provide equal opportunity to all employees and applicants in accordance with applicable legal requirements.

•	Do not tolerate harassment or conduct that creates a hostile atmosphere.

It is the policy of the Company to provide equal opportunity to all employees and applicants and to comply with all applicable laws, rules and regulations prohibiting discrimination on any basis.

The Company will not tolerate harassment or the creation of a hostile work environment.

All employment activities are covered by this policy, including recruiting, hiring and transfer, training, promotion, compensation, employee benefits, termination practices and participation in employee programs. Because applicable requirements will vary from country to country, employees should consult with a member of the human resources staff to determine specifically prohibits activities.

XIII. INDIRECT ACTIVITIES

Employees may not do indirectly through third parties anything that they are prohibited from doing directly by law or Company policy.

These standards of conduct are applicable to all employees (including directors and officers), attorneys, consultants, agents, and representatives of Company employees when rendering services for, or on behalf of, the Company.

ADDENDUM C

Thus, we cannot use lobbyists or agents to make unlawful payments to government officials and we cannot be involved in an antitrust conspiracy among competitors where communications are funneled through a supplier, customer or other third party.

XIV. REPORTING VIOLATIONS

Employees must report any violations of the law or this Code.

In order to encourage good faith reports of illegal or unethical behavior (including violations of this Code), we keep all reports confidential and do not allow retaliation for reports of misconduct by others. It is also our duty to cooperate in internal investigations of alleged misconduct.

We must all work to ensure prompt and consistent action against unethical or illegal behavior. Oftentimes a violation of this Code will be easy to recognize and should be promptly reported to a supervisor or, if appropriate, a more senior manager. However, in some situations it is difficult to know right from wrong. Since none of us can anticipate every situation that will arise, it is important that we have a way to approach a new or sensitive question or concern. Here are some questions that can be asked:

What do I need to know? In order to reach the right solutions, we must be as fully informed as possible.

What specifically am I being asked to do? Does it seem unethical or improper? This will focus the inquiry on the specific action in question, and the available alternatives. Use judgment and common sense; if something seems unethical or improper, it probably is.

What is my responsibility? In most situations, there is shared responsibility. Should colleagues be informed? It may help to get others involved and discuss the issue.

Have I discussed the issue with a supervisor? This is the basic guidance for all situations. In many cases, a supervisor will be more knowledgeable about the question and will appreciate being brought into the decision-making process. Remember that it is the supervisor’s responsibility to help solve problems.

Should I seek help from Company management? In the case which it may not be appropriate to discuss an issue with a supervisor, or where you would not be comfortable approaching a supervisor with your question, discuss it locally with your Managing Director or the human resources manager in your business unit. If for some reason you do not believe that your concerns have been appropriately addressed, you should seek advice from our General Counsel. If you prefer to write, send your concerns to our General Counsel at the Company’s headquarters.

XV. WAIVERS

Only our Board or a committee of our Board may waive a provision of this Code for our executive officers or directors, and any waiver will be promptly disclosed to the public. Waivers of this Code for any other employee may be made only by an appropriate Company officer or business unit head, and then only under special circumstances.

XVI. CONCLUSION

The Company’s good name and reputation depend, to a very large extent, upon you taking personal responsibility for maintaining and adhering to the policies and guidelines set forth in this Code. Your business conduct on behalf of the Company must be guided by the policies and guidelines set forth in the Code.

Any individual who fails to disclose a reportable matter, who knowingly makes a false report or who deviates in any way from this Code should expect disciplinary action varying from reprimand to dismissal.

* * * * *

ADDENDUM C

This Code will be included on the Company’s website and will be made available upon request sent to the Company’s Human Resources Department or Law Department.

Should you have any questions regarding any standard, you should feel free to communicate those questions to the Law Department or Human Resources Department.